Exhibit (l)(2)

February 27, 2023

CBRE Global Real Estate Income Fund

201 King of Prussia Road

Suite 600

Radnor, PA 19087

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to CBRE Global Real Estate Income Fund (the “Trust”), a Delaware statutory trust, in connection with certain matters relating to (1) the issuance of transferable subscription rights (“Rights”) to holders of record of the Trust’s common shares, par value $0.001 per share (“Common Shares” and, together with Rights, “Securities”); and (2) the offering and sale of up to an aggregate of 29,222,625 Common Shares upon exercise of the Rights.

In connection with the furnishing of this opinion, we have examined the following documents:

a)	A certificate of the Secretary of the State of Delaware, dated as of a recent date, as to the legal existence and good standing of the Trust;

b)	The prospectus (the “Base Prospectus”) and statement of additional information, each dated February 21, 2023, as filed with the U.S. Securities and Exchange Commission (the “Commission”) as part of the Trust’s Registration Statement on Form N-2 (File Nos. 333-269889; 811-21465) (the “Registration Statement”) on February 21, 2023;

c)	The prospectus supplement, dated February 27, 2023 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the issuance of the Rights and the Common Shares, in substantially the form in which it was transmitted to the Commission pursuant to Rule 424(b) under the Securities Act of 1933;

d)	A copy, certified by the Secretary of State of the State of Delaware, of the Trust’s Certificate of Trust and all amendments thereto, as filed with the Secretary of State (the “Certificate of Trust”);

e)	Copies of the Trust’s Amended and Restated Agreement and Declaration of Trust, as of September 30, 2021 (the “Declaration”), the Trust’s Amended and Restated By-Laws, as of September 30, 2021 (the “By-Laws”), and certain resolutions adopted by the Board of Trustees of the Trust authorizing the issuance of the Rights and the Common Shares (the “Resolutions”), each certified by an authorized officer of the Trust;

f)	The Subscription Agent Agreement, dated February 24, 2023, between the Trust and Computershare Inc., and its wholly owned subsidiary, Computershare Trust Company, N.A. (the “Subscription Agent Agreement”); and

g)	The Form of Subscription Certificate to subscribe for the Common Shares (the “Subscription Certificate”).

Morgan, Lewis & Bockius llp

1111 Pennsylvania Avenue, NW
Washington, DC 20004	+1.202.739.3000
United States	+1.202.739.3001

CBRE Global Real Estate Income Fund

February 27, 2023

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We also have assumed for the purposes of this opinion that the Certificate of Trust, Declaration, By-Laws and Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Securities and will be in full force and effect on the date of the issuance of such Securities.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

As to any opinion below relating to the formation or existence of the Trust under the laws of the State of Delaware, our opinion relies entirely upon and is limited by the certificate of public officials referred to in (a) above.

This opinion is limited solely to the Delaware Statutory Trust Act to the extent that the same may apply to or govern the transactions referred to herein, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware.  Further, we express no opinion as to any state or federal securities laws, including the securities laws of the State of Delaware. No opinion is given herein as to the choice of law that any tribunal may apply to such transactions. In addition, to the extent that the Declaration or the By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended (the “1940 Act”), or any other law or regulation applicable to the Trust, except for the internal substantive laws of the State of Delaware, as aforesaid, we have assumed compliance by the Trust with the 1940 Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

1)	the Trust has been formed and is existing under the Trust’s Certificate of Trust, Declaration and the laws of the State of Delaware as a Delaware statutory trust with transferable shares of beneficial interest;

2)	the issuance of the Rights has been duly authorized and, when duly issued through the delivery of the Subscription Certificates in accordance with the Subscription Agent Agreement, the Rights will be validly issued, fully paid, nonassessable, and binding obligations of the Trust, enforceable against the Trust in accordance with their terms; and

3)	the sale and issuance of the Common Shares have been duly authorized and, when and if issued and when paid for upon exercise of the Rights pursuant to the Registration Statement, Prospectus Supplement, Subscription Agent Agreement, and Resolutions, the Common Shares will be validly issued, fully paid, and nonassessable under the laws of the State of Delaware.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to a post-effective amendment to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP